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                                                                    EXHIBIT 99.3


[LOGO]                                             4411 South 40th St., Ste. D11
                                                          Phoenix, Arizona 85040
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                                                       Telephone: (602) 437-5400
FOR IMMEDIATE RELEASE                                        Fax: (602) 437-1681

Investor Contact:                                       Company Contact:
Neil Berkman Associates                                  Bradley E. Larson
(310) 277-5162                                           Chief Executive Officer
info@BerkmanAssociates.com                               www.MeadowValley.com


             Meadow Valley Agrees to Sell Its Ready Mix Subsidiary

          PHOENIX, ARIZONA, February 15, 2002 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) announced today that it has entered into a nonbinding letter of intent to sell its Ready Mix, Inc. ("RMI") subsidiary to RMI Enterprises, LLC, Las Vegas, for approximately $12 million. The purchase price is comprised of cash in the approximate amount of $4 million, and the assumption by the purchaser of debt and leasehold obligations in the approximate amount of $8 million. In connection with the transaction, MVCO will retire 560,100 shares of its common stock held by two stockholders. The letter of intent is subject to due diligence examinations by both sides, the drafting and execution of a definitive stock purchase agreement, approval of both parties' boards of directors and certain other contingencies. Closing of the transaction, subject to the above contingencies, is expected to take place in March 2002.
          RMI provides ready mix concrete and gravel products to Meadow Valley and other contractors in the Las Vegas and Phoenix markets.
          Bradley E. Larson, chief executive officer of Meadow Valley, said that the anticipated sale of RMI is expected to improve the Company's cash flow and reduce its debt obligations. As previously announced, Meadow Valley's cash flow has been negatively affected by a series of claims that the Company has filed against the New Mexico Department of Transportation and the Clark County Department of Public Works for payments due Meadow Valley on heavy construction projects it has completed in New Mexico and Las Vegas. Larson said that the claims total approximately $29 million. The claims' impact on working capital and cash flow have contributed to a reduction in surety bonding limits on new construction projects bid by the Company. He said that, with a few exceptions, the Company currently cannot bid on new projects valued in excess of $10 million and cannot exceed a total project backlog of approximately $100 million.
          Larson added, "While we believe that Meadow Valley will ultimately collect a substantial portion of the New Mexico and Clark County claims, we currently are unable to determine when such claims will be collected. The combination of reduced cash flows, reduced bonding capacity, a reduction in construction projects occasioned by the recession, and the difficulty in collecting the New Mexico and Clark County claims contributed to the Company's decision to sell RMI."

     About Meadow Valley
          Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company's contracting services specialize in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways while the Company's materials operations provide concrete, gravel products and asphalt to itself and to other contractors. The Company's current operations are concentrated in Las Vegas, Phoenix, and Salt Lake City metropolitan areas and in New Mexico.

          The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, demand and competition for the Company's products and services, and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings.

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